Exhibit 4.45

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-80 being filed by Uranium One Inc. under the United States Securities Act of 1933, as amended, in connection with the report entitled the “Honeymoon Uranium Project – Summary of Feasibility Study 400 tpa U3O8 Equivalent” dated July 31, 2006 and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: June 20, 2007

/s/ Peter.J. Bartsch
Peter J. Bartsch